Exhibit 99.1

ZST DIGITAL NETWORKS, INC. ANNOUNCES
THIRD QUARTER 2011 RESULTS

•	Third quarter 2011 revenue increased 30% year-over-year to $50.2 million
•	Third quarter 2011 net income increased 28% year-over-year to $8.2 million
•	Revenue from commercial GPS fleet management products sales and services increased 95% year-over-year

ZHENGZHOU, CHINA — November 9, 2011 — ZST Digital Networks, Inc. (NASDAQ: ZSTN) (the “Company” or “ZST”), a major developer, manufacturer and supplier of digital and optical network equipment to cable system operators and provider of GPS tracking devices and support services for transport-related enterprises in China, today announced its financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 (unaudited) Financial Highlights

•	Total revenue was US$50.2 million, an increase of 30% compared to the third quarter of 2010.
•	Gross profit for the third quarter 2011 was US$12.8 million, an increase of 28% compared to the third quarter 2010.
•	Gross profit margin for the third quarter 2011 was 26%, which was the same for the third quarter of 2010.
•	Operating income for the third quarter 2011 was US$11.2 million, an increase of 27% compared to the third quarter of 2010.
•	Net income for the third quarter 2011 was US$8.2 million, an increase of 28% compared to the third quarter of 2010.
•	Net income margin for the third quarter of 2011 was 16.4%, compared to 16.6% for the third quarter of 2010.

Recent Business Highlights

•
On August 15, 2011, the Company reported that it received a AAA level enterprise reputation rating from the Zhengzhou City Enterprise Reputation Certification Committee ("the Committee"). The Committee is comprised of people from several institutions and government agencies in Zhengzhou City, including the enterprise association, the committee of industry and information technology, bureau of commerce, local taxation bureau, state taxation bureau and the bureau of small and medium sized enterprises (“SMEs”). The Committee evaluates enterprise reputations and assigns ratings based on the enterprises’ operating results, financial strength, capital structure, credit worthiness, international certifications and business outlook. The AAA level is the highest reputation rating given out by the Committee.

•
On October 17, 2011, the Company announced that it entered into an agreement with the Road Transportation Department of Zhumadian, a prefecture-level city with over seven million residents in southern Henan Province, to develop a city-wide GPS tracking platform for commercial vehicles. Under the terms of the agreement, ZST Digital will plan, design and implement a city-wide GPS tracking platform for the city’s commercial vehicles.  The platform will utilize ZST Digital’s commercial GPS tracking technology and will link registered vehicles to the national and provincial transportation departments.  In addition, ZST Digital will provide ongoing maintenance and support of the platform.

Mr. Zhong Bo, Chairman and Chief Executive Officer of ZST, commented, “We are pleased to report a strong third quarter supported by solid execution across our two main business lines.  The continued growth of our commercial GPS fleet management products and services segment bolstered our top and bottom line growth in the quarter, reflecting the strong demand for our offering among commercial transport enterprises in Henan Province.  Sales from our IPTV, cable TV network equipment and commercial GPS fleet management tracking systems accounted for approximately 40%, 29% and 31%, respectively, of our total sales.  The underlying demand across our product segments remains healthy, supported by favorable government policies regulating certain types of commercial vehicles to be equipped with GPS monitoring systems.  We believe these trends, coupled with our strong market presence and track record of delivering high quality products and services to our customers are sustainable and will allow us to deliver increasing shareholder value.”

Mr. Henry Ngan, Chief Financial Officer of ZST, commented, “Our robust financial performance in the third quarter extends our track record of consistent top- and bottom-line growth.  Continued demand for our commercial GPS fleet management products and services has supported the growth of this segment in every quarter since launch.  The high margin nature of our commercial GPS products and services allowed us to maintain margins essentially in-line with the previous year, despite a decrease in margins for products sold.  Nevertheless, the underlying demand for our product sales remain healthy, as sales volume increased at a steady rate year-over-year.  We enter the fourth quarter on a sound financial footing, with a strong balance sheet supported by steady cash flow generation.  Looking ahead, we remain committed to maintaining the highest standards of transparency and disclosure as we seek to deliver profitable growth.”

Third Quarter 2011 (unaudited) Financial Highlights

Revenue

Revenue for the third quarter of 2011 was US$50.2 million, representing an increase of 30% from US$38.5 million in the third quarter of 2010. The primary reason for the increase in revenue during the quarter was strong growth in the commercial GPS-related business line.  Revenue from sales of GPS devices and related service amounted to $15.7 million, representing an increase of 95% year-over-year, supported by healthy market demand for commercial GPS fleet management systems in response to government regulations requiring the registration of certain types of commercial vehicles on GPS platforms for government monitoring purposes.  For the third quarter, the cable TV-related business and the commercial GPS-related business accounted for approximately 69% and 31% of total revenue, respectively, compared to 79% and 21% for the comparable period in 2010.

Gross Profit and Gross Profit Margin

Gross profit for the third quarter of 2011 was US$12.8 million, representing a 28% year-over-year increase. Gross profit margin for the third quarter of 2011 was 26%, in line with the third quarter of 2010.

Operating Expenses

Total operating expenses for the third quarter of 2011 were US$1.6 million, representing an increase of 40% from US$1.2 million in the third quarter of 2010. This increase in operating expenses was primarily a result of the higher volume of business activities generated.

Selling expenses for the third quarter 2011 were US$334,000, an increase of 79% from US$187,000 for the third quarter of 2010.  Selling expenses comprise mainly salaries, shipping costs, and after-sale service expenses.  The increase in selling expense was primarily due to increase in salary expense. As the company expanded the scale of its sales efforts, the selling expense increased correspondingly.  As a percentage of total revenue, selling expenses accounted for 0.7% and 0.5% for the third quarter of 2011 and 2010, respectively.

Research and development expenses (R&D) for the third quarter 2011 were US$151,000, an increase of 297% compared to US$38,000 for the third quarter of 2010. The increase resulted from the continued update of our products to meet market demand. As a percentage to total revenue, R&D expense accounted for 0.3% and 0.1% for the third quarter of 2011 and 2010, respectively.

General and administrative expenses (G&A) for the third quarter 2011 were US$1.2 million, up 22% from US$0.9 million in the third quarter of 2010. The rise in G&A expenses was mainly attributable to an increase in legal fees and stock-based compensation.  As a percentage to total revenue, G&A expenses accounted for 2.3% and 2.5% for the third quarter of 2011 and 2010, respectively.

Income from Operations

Income from operations was US$11.2 million in the third quarter of 2011 representing an increase of 27% compared to operating income of US$8.8 million in the third quarter of 2010.

Income Tax

Income tax expense for the third quarter of 2011 was US$3.0 million, compared to approximately US$2.5 million in the third quarter of 2010. This increase was mainly due to an increase in taxable income.

Net Income and EPS

Net income for the third quarter of 2011 was US$8.2 million, a year-over-year increase of 28% from US$6.4 million in the third quarter of 2010. Net margin was 16.4% for the third quarter of 2011 compared to 16.6% in the third quarter of 2010.

Diluted net income per share was US$0.71 in the third quarter 2011, compared to US$0.55 for the third quarter of 2010, based on weighted-average common shares outstanding of 11,545,845 and 11,650,442, respectively.

Balance Sheet

Cash and cash equivalents totaled to US$55.8 million as of September 30, 2011, compared to US$50.2 million as of June 30, 2011, primarily attributable to cash generated from operations.

As of September 30, 2011, total accounts receivables were US$35.3 million, an increase of 27% from US$27.8 million as of June 30, 2011, primarily due to a higher volume of business generated.

Full Year 2011 Outlook – For the full year 2011, the Company reiterates its estimates that revenues will range between US$160 million and US$175 million, and net income will range between US$28 million and US$30 million. This represents the Company’s current view, which is subject to change.

Conference Call

ZST senior management will host a conference call on November 9, 2011 at 6:00 am (U.S. Pacific Time) / 9:00 am (U.S. Eastern Time) / 10:00 pm (HK / Beijing Time) to discuss its 2011 third quarter financial results and recent business activities.

The conference call may be accessed by calling +1-866-519-4004 or +1-718-354-1231 (for callers in the U.S.), 800-819-0121 (for callers in China), 800-930-346 (for callers in Hong Kong), +0808-234-6646 (for callers in United Kingdom) or +65-6723-9381 (for other international callers) and entering pass code 25213715.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through November 17, 2011, by calling +1-866-214-5335 (for callers in the U.S.) or +61-2-8235-5000 (for callers outside the U.S.) and entering pass code 25213715.

About ZST Digital Network, Inc.

ZST Digital Networks, Inc. (Nasdaq: ZSTN) is a China-based company, principally engaged in (1) supplying digital and optical network equipment and providing installation services to cable system operators in China and (2) providing GPS location and tracking services to local logistics and transportation companies in China.  The Company has developed a line of IPTV devices that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks in more than 90 municipal districts, counties, townships, and enterprises. The Company has also launched a commercial line of vehicle tracking devices utilizing our GPS tracking technologies and support services for transport-related enterprises to track, monitor and optimize their businesses.  For more information about ZST Digital Networks, Inc., please visit http://www.zstdigital.com/english.

“Safe Harbor” Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to, risks related to techniques employed by manipulative short sellers in Chinese small cap stocks that may drive down the market price of our common stock; our ability to maintain and increase revenues and sales of our products; our ability to develop and market new products; our reliance on access to the China Unicom wireless network for providing our GPS services; our ability to meet liquidity needs; competitive nature of our industry; our ability to efficiently establish city-wide GPS tracking platforms, including the project for Zhumadian; our strategic investments and acquisitions; compliance and changes in the laws of the People's Republic of China (the "PRC") that affect our operations; noncompliance of the SAIC reports filed for our PRC operating subsidiary, Zhengzhou ZST, with applicable PRC regulations and related risk of fines, penalties, and/or revocation of our business license; our ability to obtain all necessary government certifications and/or licenses to conduct our business; vulnerability of our business to general economic downturn, especially in the PRC; adverse capital and credit market conditions; and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the factors discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. All information in this press release is as of the date of this release and the Company undertakes no duty to update this information.

Contacts:

Company Contact: ZST Digital Networks Inc. Henry H. Ngan, Chief Financial Officer Email: ir@zstdigital.com	Investor Relations (HK): Mahmoud Siddig Taylor Rafferty Tel: +852-3196-3712 Email: zstdigital@taylor-rafferty.com

Investor Relations (US): Bryan Degnan Taylor Rafferty Tel: +1 (212) 889-4350 Email: zstdigital@taylor-rafferty.com

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	December 31,	September 30,
	2010	2011
		(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$23,702,457	$55,780,181
Accounts receivable	33,490,510	35,279,855
Inventories	221,093	195,942
Advance to suppliers	7,270,379	875,002
Prepaid expenses and other receivable	1,019,629	1,003,120
Deferred tax assets	685,491	1,413,561

Total current assets	66,389,559	94,547,661

Property, machinery, equipment and software, net	10,544,051	10,928,536
Intangible asset	166,288	109,271

Total assets	$77,099,898	$105,585,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$2,741,964	$6,484,525
Accruals and other payables	263,073	594,592
Accrued payroll and related expense	129,281	79,307
VAT payable	669,682	558,861
Franchise tax payable	170,000	-
Income tax payable	1,289,974	3,397,383
Total current liabilities	5,263,974	11,114,668

Equity:
Common stock $0.0001 par value, 100,000,000 shares authorized, 11,650,442 and 11,725,442 shares issued, and 11,625,542 and 11,505,943 shares outstanding	1,165	1,172
Additional paid-in capital	30,729,182	31,202,603
Treasury stock	(198,335	(690,048)
Appropriated earnings	5,817,035	5,817,035
Retained earnings	33,358,364	53,188,531
Translation adjustment	2,128,513	4,951,507
Total equity	71,835,924	94,470,800

Total liabilities and equity	$77,099,898	$105,585,468

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2011
(In US Dollars)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2011	2010	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Sales of products	$84,418,095	$115,169,491	$36,424,171	$45,843,531
Sales of services	4,195,309	10,238,938	2,094,812	4,351,007
Total revenue	88,613,404	125,408,429	38,518,983	50,194,538

Cost of sales:
Cost of products sold	66,050,337	93,365,013	28,468,428	37,030,749
Cost of service	118,796	613,202	27,156	322,007
Total cost of sales	66,169,133	93,978,215	28,495,584	37,352,756

Gross profit	22,444,271	31,430,214	10,023,399	12,841,782

Selling expense	563,474	702,497	187,195	334,390
Research and development expenses	369,358	448,922	38,467	150,840
General and administrative expenses	2,515,597	3,143,882	949,832	1,156,569

Income from operations	18,995,842	27,134,913	8,847,905	11,199,983

Interest income (expense), net	52,295	125,991	20,073	55,151
Other income (expense)	34,858	(7,695)	32,457	(47)

Income before income taxes	19,082,995	27,253,209	8,900,435	11,255,087

Income tax provision	5,499,691	7,423,042	2,490,898	(3,023,755)

Net income	$13,583,304	$19,830,167	$6,409,537	$8,231,332

Weighted average common shares outstanding – basic	11,650,442	11,595,477	11,650,442	11,545,845
Earnings per share – basic	1.17	1.71	0.55	0.71

Weighted average common shares outstanding – diluted	11,650,442	11,595,477	11,650,442	11,545,845
Earnings per shares – diluted	1.17	1.71	0.55	0.71

Comprehensive income:
Net income	13,583,304	19,830,167	6,409,537	8,231,332
Translation adjustment	1,084,925	2,822,994	785,503	1,231,268

Comprehensive income	$14,668,229	$22,653,161	$7,195,040	$9,462,600

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Nine Months Ended September 30,
	2010	2011

	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$13,583,304	$19,830,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	227,317	422,713
Stock-based compensation	-	514,709
Deferred tax assets	-	(728,070)
Changes in operating assets and liabilities:
Accounts receivable	(2,604,359)	(1,768,368)
Inventories	1,022,278	24,046
Advance to suppliers	7,249,152	6,171,748
Prepayment and other assets	830,152	(13,910)
Accounts payable	(712,445)	-
Accruals and other payable	(61,217)	4,821
Deferred revenue	1,261,952	3,865,237
Taxes payable	345,157	2,176,784
Net cash provided by operating activities	21,141,291	30,499,877

Cash flows from investing activities:
Additions to property, machinery, equipment and software	(1,736,041)	(751,706)

Cash flows from financing activities:
Repurchase of common stock	-	(491,713)

Effect of changes in foreign exchange rates	1,173,041	2,821,266

Net increase in cash and cash equivalents	20,578,291	32,077,724

Cash and cash equivalents, beginning of the period	13,627,992	23,702,457

Cash and cash equivalents, end of the period	$34,206,283	$55,780,181

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$5,247,337	$6,089,724